Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No. 333-132747                                    [GRAPHIC OMITTED]
Dated December 29, 2006

Performance Securities with Partial Protection
Linked to the Rogers International Commodity Index(R) Excess Return(SM) UBS AG, JERSEY BRANCH

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INDICATIVE TERMS
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 Issuer                  UBS AG (Jersey Branch)
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 Issue Price             $10 per Security
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 Underlying Index        Rogers International Commodity Index(R)
                         Excess Return(SM) (the "Index")
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 Term                    2 years 9 months to 3 years 3 months
 (to be determined
 on the trade date)
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 Participation Rate      100%
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 Payment on              Investors will receive a cash payment at
 Maturity Date           maturity that is based on the Index Return:

                         o If the Index Return is positive, you will receive 100% of principal plus an additional payment equal to 100% of the Index Return

                         o If the Index Return is between 0% and -15%, you will receive 100% of principal

                         o If the Index Return is less than -15%, you will lose 1% of your principal for each percentage point that the Index Return is below -15%

                         IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE SECURITIES, YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.
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 Index Return            Index Ending Level - Index Starting Level
                         -----------------------------------------
                                 Index Starting Level
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 Index Starting Level    The closing level of the Index on the trade date
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 Index Ending Level      The closing level of the Index on the final
                         valuation date
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 Trade Date*             January 24, 2007
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 Settlement Date*        January 31, 2007
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 Final Valuation Date*   October 23, 2009 to April 23, 2010
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 Maturity Date*          October 30, 2009 to April 29, 2010
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* EXPECTED
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PRODUCT DESCRIPTION
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OFFERING GROWTH POTENTIAL

The Securities provide exposure to potential price appreciation in the Rogers International Commodity Index(R) Excess Return(SM) as well as partial protection at maturity. Partial protected investments issued by UBS can help reduce portfolio risk while maintaining exposure to commodities. The partial protection feature only applies if the Securities are held to maturity.

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BENEFITS
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o    Growth Potential: Investors fully participate in any capital appreciation of the Index

o Partial Protection of Capital: At maturity, your principal is protected from the first 15% of any negative Index Return

o Diversification: Provides portfolio exposure to 36 futures contracts on physical commodities

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: PARTICIPATION RATE OF 100%; PARTIAL PRINCIPAL PROTECTION OF 15%

                            INDEX                                     SECURITIES
                            RETURN                                      RETURN
                           --------  -------------------------------  ----------
                             100%                                        100%
                              80%                                         80%
                              60%        100% x INDEX RETURN       >      60%
                              40%                                         40%
                              20%                                         20%
                           --------  -------------------------------  ----------
                           --------  -------------------------------  ----------
                               0%                                          0%

    [GRAPHIC OMITTED]        -10%     PROTECTS AGAINST A DECLINE   >       0%
                                      OF UP TO 15% IN THE INDEX
                             -15%                                          0%
                           --------  -------------------------------  ----------
                           --------  -------------------------------  ----------
                             -40%                                        -25%
                             -60%     1:1 EXPOSURE BELOW -15%      >     -45%
                             -80%                                        -65%
                            -100%                                        -85%
                           --------  -------------------------------  ----------

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated December 29, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you of any material changes to the terms of the Securities.

In the event that we make a material change to the expected trade date and supplement date, the final valuation date and the maturity date will be changed to ensure that the stated terms of the Securities remains the same.

[UBS LOGO]

Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No. 333-132747
Dated December 29, 2006

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INDEX DESCRIPTIONS
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THE ROGERS INTERNATIONAL COMMODITY INDEX(R)
EXCESS RETURN(SM)

The Rogers International Commodity Index(R) Excess Return(SM) is composed of 36 futures contracts on physical commodities traded on ten exchanges in five countries. The Index is rebalanced monthly. The commodities represented in the Index include agriculture, energy, and metal products.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from January 29, 1999 to December 28, 2006 - BLOOMBERG

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1999        883.59
                       845.31
                       984.79
                      1046.79
                       987.15
                      1056.41
                       1073.6
                      1128.74
                       1185.4
                      1130.14
                      1178.28
                      1212.16
           2000       1288.72
                      1342.67
                       1325.5
                       1291.8
                      1383.94
                      1446.22
                       1360.3
                       1496.5
                      1468.73
                      1471.37
                      1540.24
                      1452.52
           2001       1474.67
                       1449.4
                      1377.71
                      1433.31
                      1399.98
                      1319.97
                      1335.59
                      1340.27
                       1218.6
                       1159.3
                      1144.19
                       1134.1
           2002          1119
                      1166.91
                      1293.58
                      1290.17
                       1286.3
                      1335.81
                      1340.47
                      1407.94
                      1446.78
                      1415.38
                      1420.16
                      1498.88
           2003       1605.73
                      1697.77
                      1578.72
                      1514.43
                      1638.73
                         1656
                       1698.9
                      1773.27
                      1741.65
                      1811.07
                      1856.41
                      1961.08
           2004       2011.61
                      2179.07
                         2224
                       2229.1
                      2291.25
                      2173.56
                      2280.41
                      2293.14
                      2458.78
                      2496.73
                      2468.43
                      2344.89
           2005       2414.59
                      2588.69
                      2670.93
                      2492.46
                      2488.03
                      2542.12
                      2629.93
                      2763.42
                      2785.27
                      2633.76
                       2600.9
                      2730.35
           2006          2914
                      2744.92
                      2822.45
                      2985.71
                      2964.11
                      2944.56
                      2974.21
                      2844.78
                      2651.87
                      2674.84
                       2810.8
                      2693.34

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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INVESTOR SUITABILITY AND KEY RISKS
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THE SECURITIES MAY BE SUITABLE FOR YOU IF:

o    You seek an investment with a return linked to the performance of the Index

o You seek an investment that offers protection for 15% of the principal amount of the Securities when the Securities are held to maturity

o    You are willing to hold the Securities to maturity

o    You do not seek current income from this investment

o You are willing to invest in the Securities based on the range indicated for the maturity date (the actual maturity date will be determined on trade date)

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

THE SECURITIES MAY NOT BE SUITABLE FOR YOU IF:

o    You are unable or unwilling to hold the Securities to maturity

o    You seek an investment that is 100% principal protected

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

o    You seek current income from your investments

o    You seek an investment for which there will be an active secondary market

o You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Securities.

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

KEY RISKS:

o At maturity, if the Index has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

o Partial principal protection will apply only if you hold the Securities to maturity--You should be willing to hold the Securities to maturity.

o Market risk--the return on the Securities is linked to the performance of the Index and may be positive or negative.

o Potential over-concentration in particular commodity sectors-the commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy and agriculture.

o No interest payments--You will not receive any periodic interest payments on the Securities.

o The Securities will not be listed, and there will not be an active secondary trading market for the Securities.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

THE RETURNS ON UBS STRUCTURED SECURITIES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED SECURITY IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836